EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-111298) on Form S-8 of NATCO Group Inc. of our report dated June 27, 2007, with respect to the statement of net assets available for benefits of the NATCO Group Profit Sharing and Savings Plan as of December 31, 2006 which report appears in the December 31, 2006, Annual Report on Form 11-K of the NATCO Group Profit Sharing and Savings Plan.

/s/ BKD, LLP

Houston, Texas

June 27, 2008